UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 21, 2023

Enviva Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37363	46-4097730
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7272 Wisconsin Ave., Suite 1800 Bethesda, MD	20814
(Address of principal executive offices)	(Zip code)

(301) 657-5560

Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	EVA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointments of John K. Keppler and Ralph Alexander

On March 27, 2023, Enviva Inc. (the “Company”) announced that John K. Keppler has been reappointed to the board of directors of the Company (the “Board”) in the role of Executive Chairman, effective April 1, 2023. Mr. Keppler previously served as Chief Executive Officer of the Company and Chairman of the Board before stepping down from his responsibilities in November 2022 to pursue medical and surgical treatment to address a cardiac valve issue. In connection with Mr. Keppler’s reappointment, Ralph Alexander has transitioned from his interim role as Chairman of the Board to Lead Independent Director of the Board, effective April 1, 2023.

As a founder of the Company, Mr. Keppler was responsible for setting the Company’s strategic direction and leading and managing its growth from a start-up to the world’s largest producer of sustainable wood pellets, a reliable, renewable alternative to coal and other fossil fuels. Mr. Keppler led Enviva Partners, LP (NYSE: EVA) to its initial public offering on the New York Stock Exchange on April 29, 2015, making it the first publicly traded company in the industry. He serves on the Board of the Sustainable Biomass Program (SBP), a non-profit standard-setting organization that manages a voluntary certification system designed for woody biomass used in energy production. In 2021, Mr. Keppler was named an Entrepreneur Of The Year® 2021 National Award winner by Ernst & Young LLP (EY US). Mr. Keppler is also an Advisor to Red Sea Farms, a sustainable agriculture company. He holds a Bachelor of Arts in Political Economy from the University of California, Berkeley, as well as a Master of Business Administration from the Darden Graduate School of Business Administration at the University of Virginia.

In connection with Mr. Keppler’s appointment as Executive Chairman, Mr. Keppler’s Consulting Agreement was terminated by mutual agreement of the parties effective as of March 31, 2023. In addition, the Compensation Committee of the Board (the “Compensation Committee”) approved the following compensation: (i) a base salary of $600,000 and (ii) a 2023 annual equity grant, pursuant to the terms of the Company’s long-term incentive plan, with a target value on the date of grant of $2,000,000. The equity grant will be 100% time-based restricted stock units vesting over a four-year period. Mr. Keppler’s compensation shall be subject to normal cyclical review or as deemed necessary by the Compensation Committee.

Additionally, as disclosed in the Company’s Current Report on Form 8-K filed on March 2, 2023, Mr. Keppler entered into a subscription agreement with the Company pursuant to which he purchased 13,259 shares of Series A Preferred Stock of the Company, par value $0.001 per share (the “Preferred Shares”), having the terms as set forth in the Company’s Certificate of Designations for Preferred Shares, for an amount equal to $500,000 as part of the Company’s private placement for gross proceeds of $249.1 million (the “Private Placement”). In connection with the Private Placement, Mr. Keppler, the Company, and certain other investors entered into a registration rights agreement, dated March 20, 2023. The Private Placement closed on March 20, 2023.

Mr. Keppler is also party to a registration rights agreement, dated October 14, 2021, with the Company and certain other parties thereto, which is disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and incorporated herein by reference.

Except as set forth herein, there are no arrangements or understandings between Mr. Keppler and any other person pursuant to which Mr. Keppler was appointed Executive Chairman of the Company, nor are there any relationships between Mr. Keppler and the Company that would require disclosure under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

Resignation of Michael A. Johnson

On March 21, 2023, Michael A. Johnson gave notice of his resignation from his position as Vice President and Chief Accounting Officer of the Company. Mr. Johnson’s resignation did not result from any disagreement with the Company on any matter relating to the Company’s management, operations, policies, or practices. Shai S. Even will assume the role of Principal Accounting Officer as part of his existing role as Chief Financial Officer of the Company. No changes to Mr. Even’s compensation arrangements are expected to be made in connection therewith. The disclosure required by subsection (c) of this Item 5.02 in connection with Mr. Even’s assumption of the Principal Accounting Officer duties is incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVIVA INC.

Date: March 27, 2023	By:	/s/ Jason E. Paral
	Name:	Jason E. Paral
	Title:	Senior Vice President, General Counsel, and Secretary

3